April 15, 2026

Chris Suh
Chief Financial Officer
Visa Inc.
P.O. Box 8999
San Francisco, California 94128

       Re: Visa Inc.
           Form 10-K for Fiscal Year Ended September 30, 2025
           File No. 001-33977
Dear Chris Suh:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Trade &
Services